Exhibit 6.14

Common Stock Purchase Agreement

This Common Stock Purchase Agreement (the “Agreement”) is made as of November 25, 2020, by and between Rentberry, Inc., a Delaware corporation (the “Company”), and Denys Golubovskyi (“Purchaser”). In consideration of the premises and the mutual promises set forth in this Agreement, the parties hereby agree as follows:

Shares of Common Stock:	50,000	Purchase Price per Share:	$0.001

Aggregate Purchase Price:	$50.00

1. Purchase. Purchaser hereby purchases, and the Company hereby issues and sells to Purchaser, the Shares set forth above (the “Shares”) at the purchase price per share set forth above (the “Purchase Price”). Purchaser hereby delivers to the Company the aggregate Purchase Price in cash.

2. Taxes. Purchaser understands that (i) the Purchase Price represents the value of the Shares, as determined in good faith by the Company’s Board of Directors (the “Board”), but that neither the Company nor the Board can give any assurance that the Purchase Price is in fact the fair market value of the Shares and (ii) it is possible that the Internal Revenue Service would successfully assert that the value of the Shares on the date of purchase is substantially greater than so determined. In such event, the value exceeding the Purchase Price would constitute ordinary income to Purchaser as of the date of purchase, resulting in the imposition of income taxes (and possibly interest and penalties) that are payable by Purchaser. The Company has no obligation to reimburse Purchaser for liability, if any, for such taxes (or interest or penalties), and Purchaser assumes all responsibility for such potential liability.

3. Transfer Restrictions; Securities Laws.

a. Transfers. Purchaser may not sell, make any short sale of, loan, hypothecate, pledge, assign, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions (any such transaction or agreement to engage in such transaction, a “Transfer”) any Shares or any interest therein other than in accordance with the Company’s Amended and Restated Certificate of Incorporation and Bylaws (together with the Company’s Amended and Restated Certificate of Incorporation, the “Constituent Documents”), which Constituent Documents are available to Purchaser upon request. Without limiting the foregoing or any other provision of this Agreement, as a condition precedent to any permitted Transfer of any Shares, (i) any person (other than the Company) to whom the Shares are Transferred must agree to be bound by this Agreement as the “Purchaser” hereunder and (ii) Purchaser shall have provided the Company with written assurances satisfactory to the Company, that the Transfer complies with applicable securities laws and that the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Shares, whether under contract, applicable law or otherwise. The Company shall not be required to transfer on its books any Shares that have been Transferred in violation of this Agreement.

b. Market Stand-Off. In connection with any underwritten public offering (an “Offering”) by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Act”), Purchaser shall not Transfer any Shares (including any shares of the Company’s capital stock or any substituted or additional securities distributed with respect thereto or to the Shares) without the prior written consent of the Company and the underwriters, if any, of such Offering. Such limitations shall be in effect for such period of time from and after the effective date of such registration statement as may be requested by the Company or such underwriters; provided that in no event shall such period (the “Lock-up Period”) exceed one hundred-eighty (180) days from the effective date of the registration statement filed with the Securities and Exchange Commission in connection with such Offering. In order to enforce the limitations of this Section 5(b), the Company may impose stop-transfer instructions with respect to the Shares and any other securities restricted hereby until the end of the applicable Lock-up Period.

c. Securities Law Compliance. Purchaser confirms and understands that (i) Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares (which are acquired for investment for Purchaser’s own account without a view to resell them), (ii) the Shares have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, Purchaser’s investment intent as expressed herein and (iii) the Shares must be held indefinitely unless they are registered under the Act or an exemption from such registration is available; and that the Company is under no obligation to register the Shares.

4. Marital Dissolution or Legal Separation. In connection with the dissolution of Purchaser’s marriage or the legal separation of Purchaser and Purchaser’s spouse (“Spouse”), the Company shall have the right (the “Special Purchase Right”) to purchase from Spouse, at the then current fair market value of the Shares, as determined by the Board in its sole discretion (the “Repurchase Price”), all or any portion of the Shares that would otherwise be awarded to Spouse or agreed to with Spouse in settlement of any community property or other marital property rights Spouse may have in such Shares. Purchaser shall promptly provide the Company with written notice (the “Dissolution Notice”) of the entry of any judicial decree or order resolving the property rights of Purchaser and Spouse in connection with their marital dissolution or legal separation or the execution of any agreement relating to the distribution or division of such property rights (which shall be accompanied by a copy of such decree, order or agreement) providing for the award to Spouse of any Shares. The Company may exercise the Special Purchase Right by delivery of written notice (the “Purchase Notice”) to Purchaser and Spouse within 45 days after the Company’s receipt of the Dissolution Notice, which Purchase Notice shall indicate the number of Shares to be purchased by the Company, the date such purchase is to be effected (which shall not be more than 30 days after the date of the Purchase Notice) and the Repurchase Price. Purchaser (or Spouse, to the extent Spouse has physical possession of the Shares) shall, prior to the date specified for the purchase in the Purchase Notice, deliver to the Company the certificates representing the Shares to be purchased pursuant to the Special Repurchase Right. On the date of purchase under this Section 4, the Company shall pay the Repurchase Price to Spouse in cash, by certified check or by wire transfer of immediately available funds to such account or accounts as shall be designated by the Spouse to the Company in writing.

Spouse shall, within 10 days of receipt of the Purchase Notice, notify the Company in writing (a “Dispute Notice”) if Spouse disagrees with the Board’s determination of the Repurchase Price, in which case the Repurchase Price shall thereupon be determined by an appraiser of recognized standing mutually selected by the Company and Spouse, whose appraisal shall be determinative of such value. If the Company and Spouse cannot agree on a mutually acceptable appraiser within 15 days after the date of the Dispute Notice, each of the Company and Spouse shall select an appraiser of recognized standing, and the two (2) appraisers shall designate a third appraiser of recognized standing. The cost of the appraisal shall be shared equally by the Company and Spouse. The closing of the sale and purchase of the Shares pursuant to the exercise of the Special Repurchase Right shall be held on the 15th business day following the completion of such appraisal; provided that the Company shall have the right, exercisable prior to the expiration of such 15 business day period, to rescind the exercise of the Special Purchase Right and thereby revoke its election to purchase the Shares awarded to Spouse.

5. Legends. In order to reflect the restrictions on Transfer and other provisions of this Agreement, the certificates representing the Shares shall be endorsed with restrictive legends, including one or more of the following legends:

“The shares represented by this certificate have been acquired for investment and not with a view to, or in connection with, the sale or distribution thereof. These securities have not been registered under the Securities Act of 1933, and may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or an opinion of counsel satisfactory to the Company that such registration is not required.”

“The shares represented by this certificate are restricted by the terms of (i) a Common Stock Purchase Agreement between the Company and the named stockholder and (ii) that certain Stockholders’ Agreement between the Company and each of the stockholders of the Company. The shares represented by this certificate may be transferred only in accordance with such agreements, copies of which are on file with the Secretary of the Company.”

6. Miscellaneous.

a. Assignment; Successors and Assigns. The Company may assign any and all of its rights hereunder (including the Special Purchase Right) to any person or entity selected by the Company. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Purchaser and Purchaser’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law.

b. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) two days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

c. No Waiver. The failure of the Company (or its assignees) in any instance to exercise any right under this Agreement shall not constitute a waiver of any other repurchase or other right that may subsequently arise. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

d. No Rights upon Repurchase. If the Company shall effect the purchase or repurchase of any Shares under this Agreement, Purchaser (or Spouse, if applicable) shall no longer have any rights as a holder of such Shares (other than the right to receive payment of consideration therefor in accordance with this Agreement), and such Shares shall be deemed immediately purchased by the Company whether or not the certificates therefor have been delivered as required by this Agreement.

e. Purchaser Undertaking. Purchaser and Spouse hereby agree to take whatever additional action and execute whatever additional documents the Company may in its judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on Purchaser, Spouse and/or the Shares or other securities of the Company pursuant to the express provisions of this Agreement.

f. Agreement is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof, and supersedes all previous understandings, written or oral, with respect to the subject matter hereof.

g. Governing Law; Counterparts; Amendments. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State without resort to any conflict of law rule or principle that would give effect to the laws of another jurisdiction. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall not be amended nor any section hereof waived without the written consent of Purchaser and the Company.

h. Arbitration. Any controversy between the parties hereto involving any claim arising out of or relating to this Agreement shall be finally settled by arbitration in New York County, New York, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

i. Waiver of Conflict. Each party to this Agreement acknowledges that Troutman Pepper Hamilton Sanders LLP, counsel for the Company, represented the Company in the transaction contemplated by this Agreement and has not represented Purchaser in connection with such transaction. Purchaser acknowledges that it has had the opportunity to consult with its own counsel.

[Signature Page Follows]

In Witness Whereof, the parties have executed this Common Stock Purchase Agreement on the day and year first indicated above.

THE COMPANY:

Rentberry, Inc.

/s/ Oleksiy Lyubynskyy
By:	Oleksiy Lyubynskyy
Title:	Chief Executive Officer
Address:	2021 Jefferson St., San Francisco, CA 94123,
USA

PURCHASER:

/s/ Denys Golubovskyi
Denys Golubovskyi

str. Sadova 73, 31
Address:	Kyiv, Ukraine

CONSENT OF SPOUSE

I acknowledge that I have read the foregoing Common Stock Purchase Agreement of Rentberry, Inc. and that I know its contents. I hereby agree that those shares and my interest in them, if any, are subject to the provisions of such agreement and that I will take no action at any time to hinder operation of or violate such agreement.

Iryna Holubovska
(Signature of Spouse)